Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian Mitts and Matt McGraner, and each of them, with the full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), with all exhibits and schedules thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

	Signature	Title	Date

By:	/s/ Jim Dondero Jim Dondero	President and Chairman of the Board (Principal Executive Officer)	June 15, 2016

By:	/s/ Brian Mitts Brian Mitts	Chief Financial Officer, Executive VP-Finance, Treasurer and Director (Principal Financial Officer)	June 15, 2016

By:	/s/ Ed Constantino Ed Constantino	Director	June 15, 2016

By:	/s/ Scott Kavanaugh Scott Kavanaugh	Director	June 15, 2016

By:	/s/ Dr. Arthur Laffer Dr. Arthur Laffer	Director	June 15, 2016